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                                                                    EXHIBIT 20.1

                              Notice of Redemption

                              POPE & TALBOT, INC.

                      HAS CALLED FOR REDEMPTION ALL OF ITS
            6% CONVERTIBLE SUBORDINATED DEBENTURES DUE MARCH 1, 2012
                                ON MARCH 4, 1994
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                 THE CONVERSION PRIVILEGE EXPIRES AT 5:00 P.M.
                       NEW YORK TIME ON FEBRUARY 25, 1994
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     Notice is hereby given that Pope & Talbot, Inc. (the "Company"), pursuant to the terms of the Indenture dated as of March 1, 1987 between the Company and Chemical Trust Company of California, as successor trustee, has called for redemption on March 4, 1994 (the "Redemption Date") all of its 6% Convertible Subordinated Debentures Due March 1, 2012 (the "Debentures"). The total redemption price is $1,018.50 for each $1,000 principal amount of Debentures, computed as described in Paragraph 2 below. Debentures are convertible at any time prior to 5:00 p.m., New York time, on February 25, 1994 into shares of Common Stock of the Company ("Shares") at the conversion price described in Paragraph 1 below. This Notice of Redemption is not intended as a solicitation or as advice either to convert or sell your Debentures.

ALTERNATIVES AVAILABLE TO HOLDERS OF DEBENTURES

     1. CONVERT THE DEBENTURES INTO SHARES AT A CONVERSION PRICE OF $25.94 PER SHARE (OR 38.55 SHARES FOR EACH $1,000 PRINCIPAL AMOUNT OF DEBENTURES), WITH CASH IN LIEU OF FRACTIONAL SHARES. The last reported sale price of the Shares on the New York Stock Exchange Composite Tape on February 16, 1994 was $32.375 per Share. IF THE HOLDER OF A $1,000 PRINCIPAL AMOUNT DEBENTURE HAD CONVERTED THE DEBENTURE ON FEBRUARY 16, 1994, SUCH HOLDER WOULD HAVE RECEIVED SHARES (PLUS CASH IN LIEU OF FRACTIONAL SHARES) HAVING A MARKET VALUE OF $1,248.06. Cash will be paid for fractional Shares based upon the average of the last reported sale prices of Shares on the New York Stock Exchange for the 15 consecutive business days commencing 20 days prior to the date on which the Debentures are received for conversion by Chemical Trust Company of California, the paying and conversion agent (the "Paying and Conversion Agent").

     2. SURRENDER THE DEBENTURES FOR REDEMPTION AT THE TOTAL REDEMPTION PRICE OF $1,018.50 FOR EACH $1,000 PRINCIPAL AMOUNT OF DEBENTURES. The total redemption price represents (i) the redemption price of $1,018.00 plus (ii) accrued and unpaid interest from March 1, 1994 to the Redemption Date of $.50 for each $1,000 principal amount of Debentures. Interest on the Debentures will cease to accrue on and after the Redemption Date.

     3. SELL THE DEBENTURES THROUGH BROKERS OR OTHERWISE.

PAYMENT OF ACCRUED INTEREST

     The next scheduled interest payment date is March 1, 1994, at which time an interest payment of $30 per $1,000 principal amount of Debentures will be paid to holders of record as of February 15, 1994, in respect of interest accrued from September 1, 1993 to and including February 28, 1994. SUCH INTEREST PAYMENT WILL BE MADE ON MARCH 1, 1994 TO SUCH HOLDERS OF RECORD REGARDLESS OF WHETHER SUCH HOLDERS ELECT TO CONVERT THEIR DEBENTURES INTO SHARES PRIOR TO SUCH TIME.

FACTORS TO BE CONSIDERED

     Debentures are convertible into Shares until 5:00 p.m., New York time, on February 25, 1994, at a conversion price of $25.94 per Share (or 38.55 Shares for each $1,000 principal amount of Debentures). Debentures to be converted must be received by the Paying and Conversion Agent prior to 5:00 p.m., New York time, on February 25, 1994.

     THE LAST REPORTED SALE PRICE OF THE SHARES ON FEBRUARY 16, 1994 WAS $32.375 PER SHARE. AS LONG AS THE MARKET PRICE PER SHARE IS EQUAL TO OR GREATER THAN $26.42, HOLDERS OF DEBENTURES WILL RECEIVE, UPON CONVERSION, SHARES (PLUS CASH IN LIEU OF FRACTIONAL SHARES) HAVING A MARKET VALUE GREATER THAN THE TOTAL AMOUNT OF CASH RECEIVABLE UPON REDEMPTION.
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TAX CONSEQUENCES

     Holders of Debentures will realize taxable gain or loss upon a redemption of the Debentures, but will generally not recognize gain or loss upon conversion. Holders of Debentures should consult their tax advisors as to the federal, state and local tax treatment applicable to them upon conversion or redemption of the Debentures.
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MANNER OF CONVERSION OR REDEMPTION

     Holders of Debentures may convert their Debentures or obtain payment of the total redemption price upon surrender of their Debenture Certificates, by hand or by mail, to the Paying and Conversion Agent at 50 California Street, Tenth Floor, San Francisco, California 94111 or in care of Chemical Bank, 55 Water Street, North Building, Corporate Trust Securities Window, Second Floor, New York, New York 10041. Holders of Debentures who elect to convert must satisfy the requirements set forth in the Debenture Certificate, which requirements are also set forth in the Letter of Transmittal. Debenture holders who wish to convert, but whose Debenture Certificates are not immediately available or who cannot deliver Debenture Certificates and all other documents required by the Letter of Transmittal prior to 5:00 p.m., New York time, February 25, 1994 must elect to convert their Debentures according to the instructions for guaranteed delivery set forth in the Letter of Transmittal. Questions and requests for assistance or for additional copies of any documents should be directed to the Paying and Conversion Agent at (415) 954-9539 or (415) 954-9543 or the Investor Relations Department of the Company at (503) 228-9161.

February 17, 1994